Stephens Inc.
Investment Bankers

Brad Yates Managing Director Corporate Finance	Jackson T. Stephens, 1923-2005 Chairman Emeritus in Perpetuity

June 2, 2009

Mr. James F. Underhill
Chief Financial Officer
McJunkin Red Man Corporation
835 Hillcrest Drive
Charleston, WV 25311

Dear Jim:

Stephens Inc. ("Stephens") is pleased to act as exclusive placement agent for a private offering (the "Offering") of unregistered equity securities (the "Securities") issued by Prime Energy Corporation ("Prime Energy") and owned by McJunkin Red Man Corporation (the "Company"). It is currently contemplated that the Offering will place McJunkin Red Man's entire stake in Prime Energy stock, comprising approximately 623,500 shares of the issued and outstanding common stock of Prime Energy. This letter will confirm our mutual understanding of the terms and conditions on which Stephens will assist the Company with the offering and placement of the Securities.

Stephens will assist the Company with offering these Securities to prospective investors. Stephens will not have any obligation to purchase any of the Securities as principal for resale. The terms of the Offering will be subject to the Company's approval, and Stephens is not authorized to make any agreement or commitment on behalf of the Company.

In connection with the Offering, if requested by the Company, Stephens will provide the following services:

1)	Review the business and operations of Prime Energy and its recent and projected financial performance and condition;
2)	assist the Company in preparing marketing materials (the "Materials") describing Prime Energy and its business, assets, prospects and management, the Securities and other relevant matters;
3)	assist the Company in formulating a marketing strategy for the Securities and in developing procedures and a timetable therefor;
4)	assist the Company in developing a list of prospective investors to be contacted in connection with the Offering;
5)	contact prospective investors with regard to the Offering;
6)	assist in negotiations with prospective investors; and
7)	assist and advise the Company as to the timing, structure and pricing of the Offering and as to coordination of the closing of the Offering; and
8)
assist the Company in coordinating with Prime Energy in connection with the preparation and filing of the registration statement for the resale of the Securities by investors that purchase Securities from the Company (the "Resale Shelf"); and

9)	provide such other investment banking services as may be mutually agreed upon by Stephens and the Company.

As compensation for Stephens' services under this engagement agreement, the Company will pay to Stephens, upon closing of the Offering, a success fee equal to six percent (6%) of the gross proceeds from the sale of the Securities in the Offering. If more than one closing is held to complete the Offering, then only the portion of the success fee applicable to each closing shall be payable at such closing. The Company agrees that during the term of the engagement hereunder, all inquiries, whether direct or indirect, from prospective investors will be referred to Stephens. The Company shall have the right, in its sole discretion, to refrain from selling Securities to any investor.

Irrespective of whether the Offering is completed, the Company will (a) reimburse Stephens promptly upon request for reasonable out-of-pocket expenses incurred by Stephens in the performance of its assignment hereunder, including travel expenses and the reasonable fees and disbursements of outside counsel, and (b) pay all other expenses related to the Offering, including, but not limited to, any printing costs, registration costs in connection with the filing of the Resale Shelf, Prime Energy counsel costs and blue sky fees, provided that, without the prior written consent of the Company, the Company will not be obligated to reimburse Stephens for, or to pay any of, Stephens' costs and expenses related to the Offering or the preparation and filing of the Resale Shelf to the extent that such costs and expenses exceed $250,000 in the aggregate. The Company will advise Stephens of those states in which the Securities have been qualified or exempted under appropriate securities laws. The Company has not taken, and will not take, any action that may cause the Offering or the Securities to fail to be entitled to exemption from Registration under the Securities Act of 1933, as amended (the "Securities Act"), or under applicable state securities laws or "blue sky" laws.

The term of Stephens' engagement as exclusive placement agent for the Offering (the "Engagement Period") will be for six months, unless extended by mutual written consent. All provisions of the attached indemnification and contribution rider attached hereto as Exhibit A ("Rider") shall survive the Engagement Period and, in the event any Securities are sold by the Company during or within six months after the Engagement Period to any person or entity, or affiliate thereof, contacted during the Engagement Period, then Stephens shall be entitled to receive the success fee described herein with respect to such Securities.

The Company agrees to request that Prime Energy provide Stephens with such information concerning the business and financial condition of Prime Energy as Stephens may reasonably request in connection with the Offering (it being understood that the Company does not control Prime Energy and has no contractual ability to require Prime Energy to provide any information). The Company recognizes and confirms that Stephens, acting pursuant to this engagement, will be using information in reports and other information provided by the Company or by others, including, without limitation, information provided by or on behalf of Prime Energy, and that Stephens does not assume responsibility for the accuracy and completeness of any such reports and information. Stephens does not undertake to independently verify any such reports or information. The Company hereby covenants that the offering materials and any other information relating to the Company or the Offering (the "Offering Materials"), will not contain any untrue statement of a material fact relating to the Company or omit to state any material fact relating to the Company necessary to make the statements contained therein, in the light of circumstances under which they were made, not misleading. Stephens will have the right to approve all Offering Materials and other written communications furnished by or on behalf of the Company in connection with the Offering. The Company will use its best efforts to cause to be furnished to Stephens and the purchasers of the Securities, on the closing date of the Offering, (a) opinions of counsel stating counsel's opinion as to whether (i) the offering and sale of the Securities in the Offering are or are not required to be registered under the Securities Act and (ii) the purchasers of Securities in the Offering are or are not receiving "restricted securities" as such term is defined in Rule 144 promulgated under the Securities Act, and (b) such other documents as Stephens or the purchasers may reasonably request from the Company, in form and substance reasonably satisfactory to Stephens and its counsel or the purchasers and their counsel, including a certificate from the Company certifying as to the ownership of the Securities.

The Company agrees that any information or advice rendered by Stephens or its representatives in connection with this engagement is for the confidential use of the Company only and, except as otherwise required by law, the Company will not, and will not permit any third party to, disclose or otherwise refer to such advice or information in any manner without Stephens' prior written consent. The Company represents and warrants that no person or organization other than Stephens is, as a result of any action by the Company, entitled to compensation for services as a finder, broker, placement agent or investment banker in connection with the Offering. Stephens may not use any Offering Materials, or any amendments or supplements thereto, in connection with the Offering of the Securities without the Company's prior consent.

In connection with the Offering, Stephens acknowledges that (a) the Securities have not been registered under the Securities Act or qualified under any state securities or "blue sky" laws; (b) the Securities may only be sold (i) when registered under the Securities Act and such state laws, or (ii) pursuant to an available exemption from registration; and (c) if not registered, the Securities may be sold to "accredited investors" (as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act) with which Stephens or the Company has a preexisting relationship and without any use of general solicitation. Stephens and the Company contemplate that the Securities will be offered pursuant to a private placement exemption from registration.

If an Offering is completed and becomes a matter of public record, Stephens shall be entitled, at its expense, to place announcements, which may include the Company's corporate logo, in such newspapers and other media as it may choose, stating that Stephens acted as placement agent for the Offering.

Please note that in the ordinary course of business Stephens and its affiliates at any time may hold long or short positions, and may trade or otherwise effect transactions as principal or for the accounts of customers, in debt or equity securities or options on securities of Prime Energy or any other person or entity that may be involved in the Offering.

The Company agrees to indemnify and hold Stephens harmless as provided in Exhibit A attached hereto. This agreement (including its exhibits) incorporates the entire understanding of the parties with respect to this engagement of Stephens by the Company and supersedes all previous agreements regarding such engagement should they exist.

This agreement has been and is made solely for the benefit of Stephens, the Company and the persons, agents, employees, officers, directors and controlling persons referred to in Exhibit A and their respective successors, assigns and heirs, and no other person shall acquire or have any right under or by virtue of this agreement. Stephens shall act as an independent contractor, and shall be deemed not to be a fiduciary. Any duties arising out of Stephens' engagement hereunder shall be owed solely to the Company.

If this letter correctly states our agreement, please so indicate by signing below and returning a signed copy to us. Upon receipt of a signed copy of this letter, the terms of such letter shall constitute a binding agreement between Stephens and the Company.

Very truly yours, STEPHENS INC.
By:	/s/ Brad Yates
Brad Yates

ACCEPTED THIS 2nd DAY OF June, 2009 MCJUNKIN RED MAN CORPORATION
By:	/s/ James F. Underhill
James F. Underhill
Title:	EVP/CFO